EXHIBIT 5

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com
August 12, 2005
United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512
Re: Form S-3 Registration Statement for Dividend Reinvestment and Share Purchase Plan
Gentlemen:
      We have acted as counsel for United Community Banks, Inc., a Georgia corporation (the “Company”), in the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) relating to the Company’s Dividend Reinvestment and Share Purchase Plan, (the “Plan”), and the proposed offer and sale of up to 500,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”) pursuant thereto.
      In connection with the preparation of the Registration Statement, we have examined originals or copies of such corporate records, documents, and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.
      Based upon and subject to the foregoing, it is our opinion that the offer and sale of the Shares pursuant to the Plan have been duly authorized by the Board of Directors of the Company, and such Shares, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid, and non-assessable.
      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

KILPATRICK STOCKTON LLP

By:	/s/ Richard R. Cheatham

Richard R. Cheatham, A Partner
ATLANTA AUGUSTA CHARLOTTE LONDON NEW YORK RALEIGH STOCKHOLM WASHINGTON WINSTON-SALEM